Exhibit 4.8

SECOND AMENDMENT

to

CREDIT AGREEMENT

This SECOND AMENDMENT to CREDIT AGREEMENT (this “Amendment”) is entered into and effective as of February 11, 2005, by and among Huttig Building Products, Inc., a Delaware corporation (the “Company”), LaSalle Bank National Association (“LaSalle”), as Administrative Agent, and LaSalle and the other lenders listed on the signature page hereto (the “Lenders”).

Recitals:

A.	The Company, Administrative Agent and the Lenders are parties to that certain Credit Agreement dated as of September 24, 2004, as amended by that certain First Amendment to Credit Agreement dated as of December 3, 2004 (as amended, the “Loan Agreement”).
B.	The Company, Administrative Agent, and the Required Lenders have agreed to amend the Loan Agreement on the terms and conditions contained herein.

Amendment

Therefore, in consideration of the mutual agreements herein and other sufficient consideration, the receipt of which is hereby acknowledged, the Company, Administrative Agent and the Required Lenders hereby amend the Loan Agreement as follows:

1. Definitions. All references to the “Agreement” or the “Loan Agreement” in the Loan Agreement and in this Amendment shall be deemed to be references to the Loan Agreement as it is amended hereby and as it may be further amended, restated, extended, renewed, replaced, or otherwise modified from time to time. Capitalized terms used and not otherwise defined herein have the meanings given them in the Loan Agreement.

2. Conditions to Effectiveness of Amendment. This Amendment shall become effective as of the date first written above, or such other date as expressly set forth herein and subject to any other conditions as expressly set forth herein, but only if this Amendment has been executed by the Company, Administrative Agent and the Required Lenders, and only if all of the documents listed on Exhibit A to this Amendment have been delivered and, as applicable, executed, sealed, attested, acknowledged, certified, or authenticated, each in form and substance satisfactory to Administrative Agent and the Required Lenders.

3. Consent. The Company has advised Administrative Agent that it intends to redeem all of the shares of the Company’s common stock held by RMC USA, Inc. (the “Subject Redemption”). The Subject Redemption is not permitted by Section 11.3 of the Loan Agreement.

Notwithstanding the terms of Section 11.3 of the Loan Agreement, the Required Lenders consent to the Subject Redemption by the Company if and only if (i) the aggregate expenditure by the Company to consummate the Subject Redemption does not exceed $60,000,000, (ii) no Event of Default or Unmatured Event of Default shall exist or reasonably be likely to occur as a result of such redemption, (iii) the Company shall have delivered to Administrative Agent a Compliance Certificate showing pro forma compliance with the financial covenants in Section 11.11 of the Loan Agreement after giving effect to the Subject Redemption based upon the most recently available monthly financial statements, certified as true and correct by the Chief Financial Officer of the Company (the “Redemption Certificate”), and (iv) the Company has paid to Administrative Agent in cash or same day funds a second amendment fee of

$120,000 (the “Second Amendment Fee”), which when and if paid as provided herein, shall be paid to and shared solely by each of the Required Lenders who has executed this Amendment and delivered its signature to Administrative Agent on or before the date first written above, with the pro-rata shares of the Lenders being readjusted to take into account any Lender not executing this Amendment. The Second Amendment Fee shall be paid on the date of the Subject Redemption and, upon payment, shall be fully earned and nonrefundable under any circumstances. The Redemption Certificate shall be delivered no later than three (3) Business Days prior to the closing of the Subject Redemption. This consent is also conditioned upon the Subject Redemption being completed on or before the close of business on April 29, 2005.

4. Amendments to Loan Agreement.

Subject to the terms and conditions set forth herein, after the effectiveness of this Amendment, and only upon payment by the Company in cash or same day funds of the Second Amendment Fee to Administrative Agent, the following amendments shall be made to the Loan Agreement:

4.1. Applicable Margin. For the period beginning on the date of payment by the Company in cash or same day funds of the Second Amendment Fee to Administrative Agent and until the third (3rd) Business Day after the financial statements and Compliance Certificate are actually delivered to the Administrative Agent for the period ending December 31, 2005, the definition of “Applicable Margin” shall be as follows:

“Applicable Margin means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that the Applicable Margin for (i) LIBOR Loans shall be the percentage set forth under the column “LIBOR Margin”, (ii) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (iii) the Non-Use Fee Rate shall be the percentage set forth under the column “Non-Use Fee Rate”, (iv) the Standby L/C Fee shall be the percentage set forth under the column “Standby L/C Fee Rate”, and (v) the Trade L/C Fee Rate shall be the percentage set forth under the column “Trade L/C Fee Rate”:

Level	Senior Debt to EBITDA Ratio	LIBOR Margin	Base Rate Margin	Non-Use Fee Rate	Standby L/C Fee Rate	Trade L/C Fee Rate
I	Greater than 3.50 to 1.00	2.50%	0.75%	0.500%	2.50%	1.250%
II	Greater than 3.00 to 1.00 but less than or equal to 3.50 to 1.00	2.25%	0.50%	0.400%	2.25%	1.125%
III	Greater than 2.50 to 1.00 but less than or equal to 3.00 to 1.00	2.00%	0.50%	0.400%	2.00%	1.000%
IV	Greater than 2.00 to 1.00 but less than or equal to 2.50 to 1.00	1.75%	0.25%	0.375%	1.75%	0.875%

Level	Senior Debt to EBITDA Ratio	LIBOR Margin	Base Rate Margin	Non-Use Fee Rate	Standby L/C Fee Rate	Trade L/C Fee Rate
V	Greater than 1.50 to 1.00 but less than or equal to 2.00 to 1.00	1.50%	0.00%	0.350%	1.50%	0.750%
VI	Greater than 1.00 to 1.00 but less than or equal to 1.50 to 1.00	1.25%	0.00%	0.300%	1.25%	0.625%
VII	Less than or equal to 1.00 to 1.00	1.00%	0.00%	0.250%	1.00%	0.500%

The LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate, the Standby L/C Fee Rate and the Trade L/C Fee Rate shall be adjusted, to the extent applicable, on the third (3rd) Business Day after the Company provides or is required to provide the annual and quarterly financial statements and other information pursuant to Section 10.1.1 or 10.1.2, as applicable, and the related Compliance Certificate, pursuant to Section 10.1.3. Notwithstanding anything contained in this paragraph to the contrary, (a) if the Company fails to deliver such financial statements and Compliance Certificate in accordance with the provisions of Sections 10.1.1, 10.1.2 and 10.1.3, the LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate, the Standby L/C Fee Rate and the Trade L/C Fee Rate shall be based upon Level I above beginning on the date such financial statements and Compliance Certificate were required to be delivered until the third (3rd) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level; and (b) no reduction to any Applicable Margin shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing.”

4.2. Compliance Certificate. The following new sentence is added to the end of Section 10.1.3:

“In addition to any other reporting requirements contained in this Agreement, if monthly reporting of the Asset Coverage Ratio is required by Section 11.11.3, then for each Fiscal Month, within fifteen (15) days following the end of each such Fiscal Month, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated as of the last date of each such Fiscal Month, and signed by a Senior Officer of the Company, containing a computation of the financial ratio set forth in Section 11.11.3 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.”

4.3. Fixed Charge Coverage Ratio. For all reporting periods occurring from and after January 1, 2005, Section 11.11.1 is hereby deleted and replaced with the following:

“11.11.1 Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio for any Computation Period to be less than the applicable ratio set forth below for such Computation Period:

Computation Period Ending	Fixed Charge Coverage Ratio
March 31, 2005, June 30, 2005, September 30, 2005, and December 31, 2005	1.25 to 1.00
March 31, 2006, and each June 30, September 30, December 31 and March 31 thereafter	1.50 to 1.00”

4.4. Senior Debt to EBITDA Ratio. For all reporting periods occurring from and after January 1, 2005, Section 11.11.2 is hereby deleted and replaced with the following:

“11.11.2 Senior Debt to EBITDA Ratio. Not permit the Senior Debt to EBITDA Ratio as of the last day of any Computation Period to exceed the applicable ratio set forth below for such Computation Period:

Computation Period Ending	Senior Debt to EBITDA Ratio
March 31, 2005 and June 30, 2005	4.50 to 1.00
September 30, 2005	3.75 to 1.00
December 31, 2005, and each March 31, June 30, September 30 and December 31 thereafter	2.75 to 1.00”

4.5. Asset Coverage Ratio. For all reporting periods occurring from and after January 1, 2005, Section 11.11.3 is hereby deleted and replaced with the following:

“11.11.3 Asset Coverage Ratio. Not permit the Asset Coverage Ratio as of the last day of each Fiscal Quarter to fall below the applicable ratio set forth below for such Fiscal Quarter; provided however, until the earlier to occur of (i) December 31, 2005 or (ii) such time as the ratio of Senior Debt to EBITDA is less than or equal to 2.75 to 1.00 for two consecutive Fiscal Quarters, the Asset Coverage Ratio shall be measured on a monthly basis:

Computation Period Ending	Asset Coverage Ratio
February 28, 2005, March 31, 2005 and April 30, 2005	1.00 to 1.00
May 31, 2005, June 30, 2005 and July 31, 2005	1.05 to 1.00
August 31,2005, and each Fiscal Month or Fiscal Quarter end as required by this Agreement thereafter	1.10 to 1.00”

4.6. Minimum Tangible Net Worth. For all reporting periods occurring from and after January 1, 2005, Section 11.11.4 is hereby deleted and replaced with the following:

“11.11.4 Minimum Tangible Net Worth. Not permit the Tangible Net Worth on the last day of each Fiscal Quarter to be less than (i) Twenty Five Million Dollars ($25,000,000) plus (ii) beginning with the Fiscal Quarter ending March 31, 2005 as of the last day of such Fiscal Quarter, and as of the last day of any Fiscal Quarter end thereafter, an amount of not less than the sum of (x) seventy five percent (75%) of Net Income during the Fiscal Quarter then-ended plus (y) the minimum Tangible Net Worth required as of the prior Fiscal Quarter end (if Net Income is a negative number for any Fiscal Quarter (e.g. a loss), such amount shall not reduce the Company’s Tangible Net Worth for that Fiscal Quarter, and shall be disregarded for all future Tangible Net Worth calculations so that any such negative number shall not reduce the minimum Tangible Net Worth required hereunder for any subsequent Fiscal Quarter).”

5. Representations and Warranties of the Company. The Company hereby represents and warrants to Administrative Agent, the Issuing Lender and each Lender as of the date hereof, and if the Second Amendment Fee is paid, as of the date of such payment, that (i) this Amendment and each of the other documents, agreements, certificates executed in connection herewith (the “Amendment Documents”) have been duly authorized by the Company’s board of directors, (ii) since September 24, 2004, the Company’s articles of incorporation and bylaws have not been amended, restated or otherwise modified, (iii) no consents are necessary from any third Person for the Company’s execution, delivery or performance of this Amendment and the other Amendment Documents which have not been obtained, (iv) this Amendment, the other Amendment Documents, the Loan Agreement and all other Loan Documents to which it is a party constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity, (v) except as set forth in the disclosure schedules to the Loan Agreement and the other Loan Documents, the representations and warranties in the Loan Agreement and the other Loan Documents were true and correct when made and are true and correct in all material respects as of the date hereof (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), (vi) there exists no Unmatured Event of Default or Event of Default under the Loan Agreement (as amended by this Amendment) or the other Loan Documents, and (vii) there are no proceedings of any kind, pending or to the knowledge of any Senior Officer, threatened against the Company or any other Loan Party which might reasonably be expected to have a Material Adverse Effect.

6. Effect of Amendment. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Administrative Agent, the Issuing Lender, or any Lender under the Loan Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Loan Agreement, any of the other Loan Documents or any existing Unmatured Event of Default or Event of Default, nor act as a release or subordination of the Liens and security interests of

Administrative Agent under the Loan Documents. Each reference in the Loan Agreement to “the Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, shall be read as referring to the Loan Agreement as amended by this Amendment.

7. Reaffirmation. The Company hereby acknowledges and confirms that (i) except as expressly amended hereby the Loan Agreement and the Loan documents remain in full force and effect, (ii) the Company has no defenses to its obligations under the Loan Agreement and the other Loan Documents, (iii) the Liens and security interests of the Administrative Agent under the Loan Documents secure all the Obligations, continue in full force and effect and have the same priority as before this Amendment, and (iv) the Company has no claim against Administrative Agent, the Issuing Lender or any Lender arising from or in connection with the Loan Agreement or the other Loan Documents, and the Company hereby releases and waives and discharges forever any such claims it may have against Administrative Agent, the Issuing Lender or any Lender arising from or in connection with this Amendment the other Amendment Documents, the Loan Agreement or the other Loan Documents. This Amendment and each of the other Amendment Documents are a part of the Loan Documents.

8. Fees and Expenses. The Company shall promptly pay to Administrative Agent all fees, expenses and other amounts owing to Administrative Agent under the Loan Agreement and the other Loan Documents upon demand, including, without limitation, all reasonable fees, costs and expenses incurred by Administrative Agent in connection with the preparation, negotiation, execution, and delivery of this Amendment.

9. Governing Law. THIS AMENDMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

10. Section Titles. Section captions used in this Amendment are for convenience only and shall not affect the construction of this Amendment.

11. Counterparts; Facsimile Transmissions. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Receipt of an executed signature page to this Amendment by facsimile or other electronic transmission, shall constitute effective delivery thereof. Electronic records of executed Amendment maintained by the Lenders shall be deemed to be originals.

12. Incorporation By Reference. Administrative Agent, the Required Lenders, and the Company hereby agree that all of the terms of the Loan Documents are incorporated in and made a part of this Amendment by this reference.

13. Notice—Oral Commitments Not Enforceable. Nothing contained in the following notice shall be deemed to limit or modify the terms of the Loan Documents:

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT COMPANY AND EACH OTHER LOAN PARTY (BORROWER) AND ADMINISTRATIVE AGENT AND THE LENDERS (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS THE COMPANY AND ADMINISTRATIVE AGENT AND THE LENDERS REACH

COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

Company acknowledges that there are no other agreements between Administrative Agent, Lenders, Company and the Loan Parties, oral or written, concerning the subject matter of the Loan Documents, as amended hereby, and that all prior agreements concerning the same subject matter, including any proposal or commitment letter, are merged into the Loan Documents and thereby extinguished.

14. Notice—Insurance. The following notice is given pursuant to Section 10 of the Collateral Protection Act set forth in Chapter 815 Section 180/1 of the Illinois Compiled Statutes (1996); nothing contained in such notice shall be deemed to limit or modify the terms of the Loan Documents:

UNLESS THE COMPANY PROVIDES THE ADMINISTRATIVE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, THE ADMINISTRATIVE AGENT MAY PURCHASE INSURANCE AT THE COMPANY’S EXPENSE TO PROTECT THE ADMINISTRATIVE AGENT’S AND THE LENDERS’ INTERESTS IN THE COLLATERAL AND THE REAL ESTATE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT ANY LOAN PARTY’S INTERESTS. THE COVERAGE THAT THE ADMINISTRATIVE AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST ANY LOAN PARTY IN CONNECTION WITH THE COLLATERAL AND THE REAL ESTATE COLLATERAL. THE COMPANY MAY LATER CANCEL ANY INSURANCE PURCHASED BY THE ADMINISTRATIVE AGENT, BUT ONLY AFTER PROVIDING THE ADMINISTRATIVE AGENT WITH EVIDENCE THAT THE COMPANY HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE ADMINISTRATIVE AGENT PURCHASES INSURANCE FOR THE COLLATERAL AND THE REAL ESTATE COLLATERAL, THE COMPANY WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOANS OWING HEREUNDER. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE THE LOAN PARTIES MAY BE ABLE TO OBTAIN ON THEIR OWN.

{remainder of page intentionally left blank; signature pages immediately follow}

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first above written.

HUTTIG BUILDING PRODUCTS, INC., as the Company

By:
Title:	Vice President-Finance, Treasurer and Chief Financial Officer

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent,
as Issuing Lender and as a Lender

By:
Title:	Assistant Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:
Title:

HARRIS TRUST & SAVINGS BANK, as a Lender

By:
Title:

NATIONAL CITY BANK OF THE MIDWEST, as a Lender

By:
Title:

FIRST BANK, as a Lender

By:
Title:

CHARTER ONE BANK, N.A., as a Lender

By:
Title:

FIFTH THIRD BANK (SOUTHERN INDIANA), as a Lender

By:
Title:

REAFFIRMATION TO SECOND AMENDMENT TO LOAN AGREEMENT

This Reaffirmation to Second Amendment to Loan Agreement is executed by Huttig, Inc., a Delaware corporation, Huttig Texas Limited Partnership, a Texas limited partnership, Huttig Building Materials, Inc., a Delaware corporation, and Huttig Texas Holdings, Inc., a Delaware corporation (individually and collectively, “Guarantor”) and is dated as of February 11, 2005 (this “Reaffirmation”). Guarantor acknowledges and consents to all changes, terms and provisions set forth in the foregoing Second Amendment to the Loan Agreement among the Company, Administrative Agent, and the Required Lenders of even date with this Reaffirmation (the “Second Amendment”) and agrees that all such changes are in the best interests of the Company and Guarantor. In consideration of the financial accommodations granted and which may hereafter be granted to the Company by Administrative Agent and the Lenders, in consideration of Administrative Agent’s, the Issuing Lender’s and the Lenders’ reliance on the Guaranty and Collateral Agreement, dated as of September 24, 2004 by and among the Company, Guarantor and the Administrative Agent (as amended, modified, restated or replaced from time to time, the “Guaranty and Collateral Agreement”) and the other Loan Documents to which Guarantor is a party, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor, irrevocably and unconditionally reaffirms the Guaranty and Collateral Agreement and the other Loan Documents to which it is a party and its continuing guarantee of the payment and performance of all current and future Obligations. Guarantor agrees that the validity and enforceability of the Guaranty and Collateral Agreement and the other Loan Documents to which it is a party is not and shall not be affected in any way or manner by any of the changes, terms and provisions set forth in the Second Amendment.

Guarantor hereby represents and warrants to Administrative Agent, the Issuing Lender and each Lender as of the date hereof, and if the Second Amendment Fee (as defined in the Second Amendment) is paid, as of the date of such payment, that (i) this Reaffirmation has been duly authorized by the Guarantor’s board of directors, partners, board of managers, or members, as the case may be, (ii) since September 24, 2004, Guarantor’s articles of incorporation and bylaws have not been amended, restated or otherwise modified, (iii) no consents are necessary from any third Person for Guarantor’s execution, delivery or performance of this Reaffirmation which have not been obtained, (iv) this Reaffirmation and all other Loan Documents to which it is a party constitute the legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity, (v) except as set forth in the disclosure schedules to the Loan Agreement and the other Loan Documents, the representations and warranties in the Loan Agreement were true and correct when made and are true and correct in all material respects as of the date hereof (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), and (vi) there exists no Unmatured Event of Default or Event of Default under the Loan Agreement (as amended by the Second Amendment) and the Loan Documents.

Guarantor hereby acknowledges and confirms that (i) the Loan Documents are in full force and effect, (ii) Guarantor has no defenses to its obligations under the Loan Documents, (iii) the Liens and security interests of the Administrative Agent under the Loan Documents secure all the Obligations, continue in full force and effect and have the same priority as before the Second Amendment, and (iv) Guarantor has no claim against Administrative Agent, the Issuing Lender or any Lender arising from or in connection with the Loan Agreement or the other Loan Documents, and Guarantor hereby releases and waives and discharges forever any such claims it may have against Administrative Agent, the Issuing Lender or any Lender arising from or in connection with the Loan Agreement or the other Loan Documents.

{Reaffirmation continues on the next page; Signatures are on the next page}

Capitalized terms used in this Reaffirmation, but not defined herein, shall have the meanings set forth in the Second Amendment.

HUTTIG, INC.

By:
Title:

HUTTIG TEXAS LIMITED PARTNERSHIP

	By:	Huttig Building Materials, Inc., its general partner

By:
Title:

HUTTIG BUILDING MATERIALS, INC.

By:
Title:

HUTTIG TEXAS HOLDINGS, INC.

By:
Title:

Exhibit A

Documents and Requirements

1.	Second Amendment to Loan Agreement. Prepared by LRF

2.	Reaffirmation to Second Amendment to Loan Agreement. Prepared by LRF

3.	Compliance Certificate showing compliance with the financial covenants in Section 11.11 of the Loan Agreement based upon the unaudited consolidated financial statements for December 31, 2004, certified as true and correct by the Chief Financial Officer of the Company.

4.	Unaudited consolidated financial statements of the Company for the fiscal year ending in December 31, 2004, certified as true and correct by the Chief Financial Officer of the Company.

5.	The receipt of projected income statements, balance sheets and cash flow statements prepared by the Company and giving effect to the Subject Redemption and the use of proceeds therefrom, in form and substance reasonably satisfactory to the Administrative Agent for Fiscal Year 2005 (on a monthly basis) and for Fiscal Year 2006 (on a quarterly basis).

6.	Secretary’s certificate certifying the Resolutions of the Company which authorize the Subject Redemption, the execution, delivery and performance of this Amendment and the terms hereof, the other items contemplated to be delivered in connection with this Amendment, and the payment of the Second Amendment Fee.